Exhibit 10.1

ARI NETWORK SERVICES, INC.

2010 EQUITY INCENTIVE PLAN

1.  Objectives.  The ARI Network Services, Inc. 2010 Equity Incentive Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company’s operations, and reward them for making major contributions to the success of the Company.  These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2.  Definitions.

(a)  “Award” shall mean an Option, share of Restricted Stock, Restricted Stock Unit or SAR (stock appreciation right) awarded to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(b)  “Award Agreement” shall mean the agreement that sets forth the terms, conditions and limitations applicable to an Award.

(c)  “Board” shall mean the Board of Directors of ARI Network Services, Inc.

(d)  “Cause” shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) for a period of at least ten days after a written demand for substantial performance is delivered to the Participant which specifically identifies the manner in which the Participant has not substantially performed his or her duties, or (ii) the willful engaging by the Participant in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of this Plan, no act or failure to act on the Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the Board of the Company, excluding the vote of the Participant if the Participant is on the Board, at a meeting of the Board called and held for such purposes (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Participant was guilty of conduct constituting Cause as set forth above and specifying the particulars thereof in detail.

(e)  “Change of Control” shall mean any of the following:

(i)  the acquisition by an individual, entity or group, acting individually or in concert (a “Person”) of beneficial ownership of more than 50% of the then outstanding shares of common stock of the Company (the “Outstanding Common

Stock”); provided, however, that for purposes of this Subsection 2(e)(i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection 2(e)(ii) below; or

(ii)  consummation of a reorganization, merger or consolidation, share exchange, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Board of the Company at the time of the execution of the initial agreement providing for such Business Combination; or

(iii)  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(f)  “Common Stock” or “Stock” shall mean the $.001 par value common stock of ARI Network Services, Inc.

(g)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)  “Committee” shall be the Compensation Committee of the Board, unless the Board designates a different qualifying Committee.  Except as otherwise determined by the Board, the Committee shall be so constituted as to permit grants of Options to comply with Section 162(m) of the Code and any regulations promulgated thereunder, or any other statutory rule or regulatory requirements.

(i)  “Company” shall mean ARI Network Services, Inc. and its direct and indirect subsidiaries, and partnerships and other business ventures in which ARI Network Services, Inc. or its direct or indirect subsidiaries have a significant equity interest, as determined in the sole discretion of the Committee.  For purposes of defining whether a Participant is receiving stock of a “service recipient” under Section 409A of the Code and the guidance thereunder, this definition of “Company” shall be deemed to include the broadest definition of entities permissible under such guidance.

(j)  “Fair Market Value” shall mean the average of the closing bid and asked prices of the Common Stock on the NASDAQ Over-The-Counter Bulletin Board (or if the Common Stock is not then traded on the Over-The-Counter Bulletin Board, the average of the closing bid and asked prices on such other exchange or inter-dealer quotation system on which the Common Stock is listed) as reported in any commonly-accepted electronic medium or other authoritative source on the indicated date.  If no sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system) on that date, “Fair Market Value” shall mean the average of the closing bid and asked prices of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system), or, failing any such sales within two (2) weeks prior to the indicated date, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(k)  “Incentive Stock Option” shall mean an option to purchase shares of Common Stock which complies with the provisions of Section 422 of the Code.

(l)  “Nonstatutory Stock Option” shall mean an option to purchase shares of Common Stock which does not comply with the provisions of Section 422 of the Code or which is designated as such pursuant to Paragraph 7 of the Plan.

(m)  “Option” shall mean (i) with respect to an employee, an Incentive Stock Option or Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof and (ii) with respect to any non-employee, a Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof.

(n)  “Participant” shall mean a current, prospective or former employee, non-employee director, consultant or other person who provides services to the Company to whom an Award has been made under the Plan.

(o)  “Plan” shall mean the ARI Network Services, Inc. 2010 Equity Incentive Plan.

(p)  “Restricted Stock” shall mean shares of Common Stock granted to a Participant by the Committee pursuant to Section 7 hereof, which are subject to restrictions set forth in an Award Agreement.

(q)  “Restricted Stock Unit” shall mean a right to receive one share of Common Stock or cash equivalent to the Fair Market Value thereof granted to a Participant pursuant to Section 7, hereof, subject to the restrictions set forth in the Award Agreement.

(r)  “SAR” shall mean a stock appreciation right with respect to one share of Common Stock granted to a Participant pursuant to Section 7 hereof, subject to the restrictions set forth in the Award Agreement.

3.  Eligibility.  Current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company (if such responsibility is delegated pursuant to Section 6 hereof), can have a significant effect on the success of the Company.  However, Incentive Stock Options may only be issued to employees of the Company and its subsidiary corporations within the meaning of Section 424(f) of the Code.

4.

Common Stock Available for Awards.

(a)  Number of Shares.  Subject to adjustment as provided in Section 13 hereof, the number of shares that may be issued under the Plan for Awards during the term of the Plan is 650,000 shares of Common Stock, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two, all of which may be in the form of Incentive Stock Options.  For purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan, (i) any shares of Common Stock subject to any Award under this Plan which terminates by expiration, forfeiture, cancellation, is settled in cash in lieu of shares or otherwise without the issuance of shares shall be available for grant under the Plan; (ii) upon the exercise of a stock-settled SAR or Option granted under the Plan, the full number of shares represented by the SAR or Option exercised (including any shares withheld to satisfy taxes and any shares used to exercise an Award, whether directly or by attestation) shall be treated as shares of Common Stock issued under the Plan, notwithstanding that a lesser amount of shares or cash representing shares of Common Stock may have been actually issued or paid upon such exercise; (iii) shares of Common Stock withheld to satisfy taxes on any Award, to the extent not already treated as issued pursuant to the above, shall be treated as issued hereunder; and (iv) shares of Common Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above.

(b)  Limits.  Subject to adjustment as provided in Section 13 hereof, no individual shall be eligible to receive Options over more than 250,000 shares of Common Stock reserved under the Plan in any one calendar year  and the Company will not issue more than 325,000 shares of Restricted Stock or Restricted Units during the term of the Plan.  For purposes of determining the maximum number of these types of Awards available for grant under the Plan, any Awards which are forfeited to the Company, shall be treated, following such forfeiture, as Awards that have not been granted under the Plan.

(d)  Securities Law Filings.  The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards.

5.  Administration.  The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which persons are Participants, to determine which type of Awards shall be granted to Participants, grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan.  All determinations made by the Committee regarding the Plan or an Award shall be binding and conclusive as regards the Company, the Participants, and any other interested persons.

6.  Delegation of Authority.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Common Stock is listed, the Committee may delegate to the chief executive officer or to other senior officers of the Company its duties under the Plan, other than grants of Awards to executive officers of the Company, pursuant to such conditions or limitations as the Committee may establish.  Any such delegation may be revoked by the Committee at any time.

7.  Awards.  The Committee shall set forth in the related Award Agreement the terms, conditions, performance requirements and limitations applicable to each Award including, but not limited to, continuous service with the Company, forfeiture of Awards and proceeds from Awards in the event the Participant competes with the Company or violates any confidentiality or nonsolictiation obligations owed to the Company, conditions under which acceleration of vesting will occur, and achievement of specific business objectives.  The types of Awards available under the Plan are those listed in this Section 7.

(a)  Option.  An Option is the grant of a right to purchase a specified number of shares of Common Stock the purchase price of which (the “Exercise Price”) shall be not less than 100% of Fair Market Value on the date of grant.  In addition, the Committee may not reduce the purchase price for Common Stock pursuant to an Option after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 13 hereof.  Further, an Option may not be exercisable for a period in excess of ten years.  An Option may be designated by the Committee in the Award Agreement as a Nonstatutory Stock Option for all Participants or an Incentive Stock Option for Participants who are employees.  An Incentive Stock Option, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that Incentive Stock Options shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10%

shareholder of the Company within the meaning of Section 422 of the Code); and that Incentive Stock Options shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company).  For purposes of determining the percentage of stock ownership a Participant holds in the Company, the attribution rules of Treasury Regulation §1.424.-1(d) shall apply.  The other restrictions and conditions of the Option will be established by the Committee and set forth in the Award Agreement.

(b)  Restricted Stock or Restricted Stock Unit Award.  A share of Restricted Stock is an award of one share of Common Stock, and a Restricted Stock Unit is a bookkeeping entry, granting a Participant a right to receive one share of Common Stock or the cash equivalent to the Fair Market Value of one share in the future (such form and time of payment to be specified by the Committee at the time of grant), which may contain transferability or forfeiture provisions including a requirement of future services and/or the completion of certain performance requirements and such other restrictions and conditions as may be established by the Committee and set forth in the Award Agreement.  Dividends or dividend equivalent rights may only be extended to and made part of any Award of Restricted Stock or Restricted Stock Units, subject to such terms, conditions and restrictions as the Committee may establish.  The Committee may establish rules and procedures for the crediting of dividend equivalents for Restricted Stock Units.

(c)  SARs.  An SAR is a grant of the right to receive, upon exercise, the difference between the Fair Market Value of a share of Common Stock on the date of exercise, and the “Grant Value” of each SAR.  The Grant Value shall be not less than 100% of Fair Market Value on the date of grant, as set forth in the Award Agreement.  The Committee may not reduce the Grant Value after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 13 hereof.  The difference between the Fair Market Value on the date of exercise and the Grant Value, multiplied by the number of SARs exercised (the “Spread”), shall be paid in shares of Common Stock which have a Fair Market Value equal to the Spread, provided, however, that any fractional share shall be paid in cash.  Notwithstanding the foregoing, the Company, as determined in the sole discretion of the Committee at the time of grant, shall be entitled to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the Spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Committee, which have a Fair Market Value equal to the Spread.  The other restrictions and conditions of the SARs will be established by the Committee and set forth in the Award Agreement, provided that the period for which an SAR may be exercisable shall not exceed ten years.

8.  Option Exercise.  Upon exercise of an Option, the Exercise Price may be paid in cash, shares of Common Stock either directly or by attestation, a combination of the foregoing, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise an Option.

9.  Tax Withholding.  The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, but in no event in excess of the minimum withholding required by law. The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the Option or SAR is exercised or the Restricted Stock vests. In the case of Restricted Stock Units, such stock will be valued when the Restricted Stock Units are paid to a Participant, in the case of income tax withholding, or when the Restricted Stock Units vest, in the case of employment tax withholding, unless applicable law requires a different time for withholding.  Shares of Common Stock used to satisfy tax withholding obligations shall be treated as issued for purposes of determining the number of shares remaining for grant of Awards pursuant to Section 4 hereof.

10.  Amendment or Termination of the Plan.  The Board may, at any time, amend or terminate the Plan; provided, however, that

(a)  subject to Section 13 hereof, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and

(b)  without further approval of the shareholders of the Company, no amendment shall increase the number of shares of Common Stock which may be issued pursuant to Awards hereunder, except for increases resulting from Section 13 hereof.

11.  Termination of Employment or Service.  If the service-providing relationship of a Participant terminates, or a non-employee director no longer serves on the Board, other than pursuant to paragraphs (a) through (d) of this Section 11, all Awards shall immediately terminate, unless the Award Agreement provides otherwise.  If the status of a Participant’s relationship with the Company changes, e.g., from a consultant to an employee or vice versa, it will not be a termination of the service-providing relationship.  Notwithstanding the foregoing, if a Participant’s employment or service is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination.  In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

(a)  Retirement.  When a Participant’s employment terminates as a result of retirement (as such term is defined by the Committee from time to time), the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of retirement, and the exercisability and vesting of any Award may be accelerated.

(b)  Resignation in the Best Interests of the Company.  When a Participant resigns from the Company or the Board and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may authorize, where appropriate taking into account any regulatory or accounting implications of such action, the acceleration and/or continuation of all or any part of Awards granted prior to such termination.

(c)  Death or Disability of a Participant.

(i)  In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement.  Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by applicable law or, absent applicable law, a court of competent jurisdiction.  Subject to paragraph (iii) below, Awards so passing shall be exercised or paid out at such times and in such manner as if the Participant were living.

(ii)  In the event a Participant is deemed by the Company to be disabled within the meaning of the Award Agreement, or, absent a definition therein, a “permanent and total disability” as defined in Section 22(e)(3) of the Code, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement.  Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

(iii)  Upon a Participant’s termination of employment due to death or “permanent and total disability,” except as otherwise specified in an Award Agreement, any Options held by such Participant shall expire one (1) year from the date of the Participant’s termination of employment.

(iv)  After the death or disability of a Participant, the Committee may in its sole discretion at any time (a) terminate restrictions in Award Agreements; and (b) accelerate any or all installments and rights.

(v)  In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 11, the Committee’s determinations shall be binding and conclusive on all interested parties.

(d)  Expiration of Options.  Upon a Participant’s termination of employment, except as otherwise specified in an Award Agreement or in paragraph (c) above, any vested Options held by such Participant shall expire ninety (90) days after the date of the Participant’s termination of employment.

(e)  No Employment or Service Rights.  The Plan shall not confer upon any Participant any right with respect to continuation of employment or service by the Company or service as a director, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment at any time.

12.  Nonassignability.  Except as provided in subsection (c) of Section 11 and this Section 12, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted.  Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Awards, other than Incentive Stock Options, to be transferred to members of the Participant’s immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests.  For purposes of the preceding sentence, “immediate family” shall mean a Participant’s spouse, issue and spouses of his issue.

13.  Adjustments.  In the event of any corporate event or transaction, such as a merger, consolidation, share exchange, recapitalization, reorganization, separation, stock dividend, stock split, split-up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in an equitable manner (including adjustments to avoid fractional shares), (a) the number of Common Shares (i) reserved under the Plan, (ii) available for Incentive Stock Options, Restricted Stock or Restricted Stock Units, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock, (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards.  In the event of a merger, consolidation, statutory share exchange, acquisition of property or stock, separation, sale or disposition of all or substantially all assets, reorganization or liquidation, the Committee shall be authorized to (a) issue or assume Awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards for previously issued awards or an assumption of previously issued awards, (b) convert any outstanding Awards into cash or a right to receive cash on a basis to be determined by the Committee in its sole discretion, and cancel any underwater Awards and/or (c) waive in whole or in part any remaining restrictions or vesting requirements in connection with any Awards.  Any adjustment, waiver, conversion or other action taken by the Committee under this Section 13 shall be conclusive and binding on all Participants, the Company and their successors, assigns and beneficiaries.  All adjustments under this Section 13 shall be made in a manner such that they will not result in a penalty under Section 409A of the Code.

14.  Change of Control.  Except as otherwise expressly provided herein or in the applicable Award Agreement, upon a Participant’s involuntary termination of employment or service without Cause within three (3) months prior to or one (1) year following a Change of

Control, all Awards (including those that are assumed or were substituted or converted) will become fully vested and, for Options and SARs, immediately exercisable.

15.  Notice.  Unless otherwise specified in the Award Agreement or in this Plan, any notice to the Company required by any of the provisions of this Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them.  Any notice to a Participant shall be addressed to the Participant at his last known address as it appears on the Company’s records.

16.  Governing Law.  The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

17.  Effective and Termination Dates.  The effective date of the Plan is December 16, 2010, subject to shareholder approval.  The Plan shall terminate on December 16, 2020, subject to earlier termination by the Board pursuant to Section 10, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

18.  Other Benefit and Compensation Programs.  Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

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